Exhibit 5.01

January 23, 2002

Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Subject: Intuit Inc.

Ladies and Gentlemen:

This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about January 23, 2002. The Registration Statement relates to the registration of 90,000 of the Company’s Common Stock, par value $0.01 per share (the “Shares”). The Shares have been reserved for issuance under the Company’s 1996 Directors Stock Option Plan, as amended through January 18, 2002 (the “Plan”).

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the Plan and (v) resolutions of the Board of Directors and stockholders of the Company relating to adoption and amendment of the Plan. In rendering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plan for a purchase price of not less than $0.01 per share.

Based upon and subject to the foregoing and to the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Virginia R. Coles
Virginia R. Coles
Assistant General Counsel and Assistant Secretary
Intuit Inc.